Exhibit 3.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ENTERGY TEXAS RESTORATION FUNDING II, LLC

Dated as of

March 11, 2022

TABLE OF CONTENTS
    i

    ii

EXHIBITS AND SCHEDULES

Schedule A    Schedule of Capital Contributions of Member
Schedule B    Initial Managers
Schedule C    Initial Officers
Exhibit A    Management Agreement
    iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
ENTERGY TEXAS RESTORATION FUNDING II, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 11, 2022 (as it may be amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), of ENTERGY TEXAS RESTORATION FUNDING II, LLC, a Delaware limited liability company having its principal office at 919 Congress Avenue, Suite 840-C, Austin, Texas 78701 (the “Company”), made and entered into by ENTERGY TEXAS, INC., a Texas corporation (“ETI” and, together with any additional or successor members of the Company, each in their capacity as a member of the Company, other than Special Members, the “Member”).
RECITALS
WHEREAS, the Member has formed the Company as a limited liability company pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “LLC Act”), by filing a certificate of formation with the office of the Secretary of State of the State of Delaware on August 12, 2021 and entering into a Limited Liability Company Agreement of the Company dated as of August 12, 2021 (the “Original Agreement”); and
WHEREAS, in accordance with the LLC Act, the Member desires to continue the Company without dissolution and to enter into this Agreement to amend and restate in its entirety the Original Agreement and to set forth the rights, powers and interests of the Member with respect to the Company and its Membership Interest therein and to provide for the management of the business and operations of the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend and restate in its entirety the Original Agreement as follows:
ARTICLE 1

GENERAL PROVISIONS
SECTION 1.0a Definitions.
(i)     Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in that certain Indenture (including Appendix A attached thereto, the “Indenture”) between the Company and the Indenture Trustee and the Securities Intermediary, executed in connection with the issuance and sale of the System Restoration Bonds, as the same may be amended, restated, supplemented or otherwise modified from time to time.
(ii)     All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(iii)     The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule, Exhibit, Annex and Attachment references contained in this Agreement are references to Sections, Schedules, Exhibits, Annexes and Attachments in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”
(iv)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
(v)     Non-capitalized terms used herein which are defined in the Utilities Code shall, as the context requires, have the meanings assigned to such terms in the Utilities Code, but without giving effect to amendments to the Utilities Code.
SECTION 1.0b Sole Member; Registered Office and Agent.
(i)     The initial sole member of the Company shall be Entergy Texas, Inc., a Texas corporation, or any successor as sole member pursuant to Sections 1.02(c), 6.06 and 6.07. The registered office and registered agent of the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may change said registered office and agent from one location to another in the State of Delaware. The Member shall provide notice of any such change to the Indenture Trustee.
(ii)     Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the transfer or assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee or an additional member of the Company pursuant to Sections 6.06 and 6.07), each Person acting as an Independent Manager pursuant to the terms of this Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to this Agreement; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets (and no Special Member shall be treated as a member of the Company for federal income tax purposes). Pursuant to Section 18-301 of the LLC Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the LLC Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall not be a member of the Company. A “Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to this Section 1.02(b), a Person acting as Independent Manager, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement. For purposes of this Agreement, a Special Member is not included within the defined term “Member.”

(iii)     The Company may admit additional members with the affirmative vote of a majority of the Managers. Notwithstanding the preceding sentence, it shall be a condition to the admission of any additional member that the sole Member shall have received an opinion of outside tax counsel (as selected by the Member in form and substance reasonably satisfactory to the Member and the Indenture Trustee) that the admission of such additional member shall not cause the Company to be treated, for federal income tax purposes, as having more than a “sole owner” and that the Company shall not be treated, for federal income tax purposes, as an entity separate from such “sole owner”.
SECTION 1.0c Other Offices. The Company may have an office at 919 Congress Avenue, Suite 840-C, Austin, Texas 78701, or at any other offices that may at any time be established by the Member at any place or places within or outside the State of Delaware. The Member shall provide notice to the Indenture Trustee of any change in the location of the Company’s office.
SECTION 1.0d Name. The name of the Company shall be “Entergy Texas Restoration Funding II, LLC”. The name of the Company may be changed from time to time by the Member with ten (10) days’ prior written notice to the Managers and the Indenture Trustee, and the filing of an appropriate amendment to the Certificate of Formation with the Secretary of State as required by the LLC Act.
SECTION 1.0e Purpose; Nature of Business Permitted; Powers. The purposes for which the Company is formed are limited to:
(1)acquire, own, hold, dispose of, administer, service or enter into agreements regarding the receipt and servicing of the Transition Property and the other System Restoration Bond Collateral, along with certain other related assets;
(2)manage, sell, assign, pledge, collect amounts due on or otherwise deal with the Transition Property and the other System Restoration Bond Collateral and related assets to be so acquired in accordance with the terms of the Basic Documents;
(3)negotiate, authorize, execute, deliver, assume the obligations under, and perform its duties under, the Basic Documents and any other agreement or instrument or document relating to the activities set forth in clauses (a) and (b) above; provided, that each party to any such agreement under which material obligations are imposed upon the Company shall covenant that it shall not, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of the System Restoration Bonds and any other amounts owed under the Indenture, acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company; or ordering the winding up or liquidation of the affairs of the Company; and provided, further, that the Company shall be permitted to incur additional indebtedness or other liabilities payable to service providers and trade creditors in the ordinary course of business in connection with the foregoing activities;
(4)file with the SEC one or more registration statements, including any pre-effective or post-effective amendments thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act (including any prospectus supplement, prospectus and exhibits contained therein) and file such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents necessary or desirable to register the System Restoration Bonds under the securities or “Blue Sky” laws of various jurisdictions;
(5)authorize, execute, deliver, issue and register the System Restoration Bonds from time to time;
(6)make payments on the System Restoration Bonds from time to time;
(7)pledge its interest in Transition Property and other System Restoration Bond Collateral to the Indenture Trustee under the Indenture in order to secure the System Restoration Bonds; and
(8)engage in any lawful act or activity and exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that, in either case, are incidental to, or necessary, suitable or convenient for the accomplishment of the above-mentioned purposes.
The Company shall engage only in any activities related to the foregoing purposes or required or authorized by the terms of the Basic Documents or other agreements referenced above. The Company shall have all powers reasonably incidental, necessary, suitable or convenient to effect the foregoing purposes, including all powers granted under the LLC Act. The Company, the Member, any Manager (other than an Independent Manager), or any officer of the Company, acting singly or collectively, on behalf of the Company, may enter into and perform the Basic Documents and all registration statements, documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager or other Person, notwithstanding any other provision of this Agreement, the LLC Act, or other applicable law, rule or regulation. Notwithstanding any other provision of this Agreement, the LLC Act or other applicable law, any Basic Document executed prior to the date hereof by any Member, Manager or officer on behalf of the Company is hereby ratified and approved in all respects. The authorization set forth in the preceding two sentences shall not be deemed a restriction on the power and authority of the Member or any Manager, including any Independent Manager, to enter into other agreements or documents on behalf of the Company as authorized pursuant to this Agreement and the LLC Act. The Company shall possess and may exercise all the powers and privileges granted by the LLC Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are incidental, necessary, suitable or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
SECTION 1.0f Limited Liability Company Agreement; Certificate of Formation. This Agreement shall constitute a “limited liability company agreement” within the meaning of the LLC Act. ETI, as an authorized person within the meaning of the LLC Act, has caused a certificate of formation of the Company to be executed and filed in the office of the Secretary of State of the State of Delaware on August 12, 2021 (such execution and filing being hereby ratified and approved in all respects). The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the LLC Act.
SECTION 1.0g Separate Existence. Except for financial reporting purposes (to the extent required by generally accepted accounting principles) and for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, the Member and the Managers shall take all steps necessary to continue the identity of the Company as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Member, Affiliates of the Member or any other Person, and that, the Company is not a division of any of the Affiliates of the Company or any other Person. In that regard, and without limiting the foregoing in any manner, the Company shall:
(1)maintain office space separate and clearly delineated from the office space of any Affiliate;
(2)maintain the assets of the Company in such a manner that it is not costly or difficult to segregate, identify or ascertain its individual assets from those of any other Person, including any Affiliate;
(3)maintain a separate telephone number;
(4)conduct all transactions with Affiliates on an arm’s-length basis;
(5)not guarantee, become obligated for or pay the debts of any Affiliate or hold the credit of the Company out as being available to satisfy the obligations of any Affiliate or other Person (nor, except as contemplated in the Basic Documents, indemnify any Person for losses resulting therefrom), nor, except as contemplated in the Basic Documents, have any of its obligations guaranteed by any Affiliate or hold the Company out as responsible for the debts of any Affiliate or other Person or for the decisions or actions with respect to the business and affairs of any Affiliate, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any Affiliate or any other Person (i.e. other than based on the assets of the Company) nor allow any Affiliate to do such things based on the credit of the Company;
(6)except as expressly otherwise permitted hereunder or under any of the Basic Documents, not permit the commingling or pooling of the Company’s funds or other assets with the funds or other assets of any Affiliate;
(7)maintain separate deposit and other bank accounts and funds (separately identifiable from those of the Member or any other Person) to which no Affiliate has any access, which accounts shall be maintained in the name and, to the extent not inconsistent with applicable federal tax law, with the tax identification number of the Company;
(8)maintain full books of accounts and records (financial or other) and financial statements separate from those of its Affiliates or any other Person, prepared and maintained in accordance with generally accepted accounting principles (including, all resolutions, records, agreements or instruments underlying or regarding the transactions contemplated by the Basic Documents or otherwise) and audited annually by an independent accounting firm which shall provide such audit to the Indenture Trustee;
(9)pay its own liabilities out of its own funds, including fees and expenses of the Administrator pursuant to the Administration Agreement and the Servicer pursuant to any Servicing Agreement;
(10)not hire or maintain any employees, but shall compensate (either directly or through reimbursement of the Company’s allocable share of any shared expenses) all consultants and agents and Affiliates, to the extent applicable, for services provided to the Company by such consultants and agents or Affiliates, in each case, from the Company’s own funds;
(11)allocate fairly and reasonably the salaries of and the expenses related to providing the benefits of officers or managers shared with the Member, any Special Member or any Manager;

(12)allocate fairly and reasonably any overhead shared with the Member, any Special Member or any Manager;
(13)pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the Company’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Company’s allocable share thereof) paid by any Affiliates, provided, that the Member shall be permitted to pay the initial organization expenses of the Company and certain of the expenses related to the transactions contemplated by the Basic Documents as provided therein;
(14)maintain adequate capitalization to conduct its business and affairs considering the Company’s size and the nature of its business and intended purposes and, after giving effect to the transactions contemplated by the Basic Documents, refrain from engaging in a business for which its remaining property represents an unreasonably small capital;
(15)conduct all of the Company’s business (whether in writing or orally) solely in the name of the Company through the Member and the Managers, officers and agents and hold the Company out as an entity separate from any Affiliate;
(16)not make or declare any distributions of cash or property to the Member except in accordance with appropriate limited liability company formalities and only consistent with sound business judgment to the extent that it is permitted pursuant to the Basic Documents and not violative of any applicable law;
(17)otherwise practice and adhere to all limited liability company procedures and formalities to the extent required by this Agreement or all other appropriate constituent documents and the laws of its state of formation and all other appropriate jurisdictions;
(18)not appoint an Affiliate or any employee of an Affiliate as an agent of the Company, except as otherwise permitted in the Basic Documents (although such Persons can qualify as a Manager or as an officer of the Company);
(19)not acquire obligations or securities of or make loans or advances to or pledge its assets for the benefit of any Affiliate, the Member or any Affiliate of the Member;
(20)not permit the Member or any Affiliate to acquire obligations of or make loans or advances to the Company;
(21)except as expressly provided in the Basic Documents, not permit the Member or any Affiliate to guarantee, pay or become liable for the debts of the Company nor permit any such Person to hold out its creditworthiness as being available to pay the liabilities and expenses of the Company nor, except for the indemnities in this Agreement and the Basic Documents, indemnify any Person for losses resulting therefrom;
(22)maintain separate minutes of the actions of the Member and the Managers, including the transactions contemplated by the Basic Documents;
(23)cause (i) all written and oral communications, including letters, invoices, purchase orders, and contracts, of the Company to be made solely in the name of the Company, (ii) the Company to have its own tax identification number (to the extent not inconsistent with applicable federal tax law), stationery, checks and business forms, separate from those of any Affiliate, (iii) all Affiliates not to use the stationery or business forms of the Company, and cause the Company not to use the stationery or business forms of any Affiliate, and (iv) all Affiliates not to conduct business in the name of the Company, and cause the Company not to conduct business in the name of any Affiliate;
(24)direct creditors of the Company to send invoices and other statements of account of the Company directly to the Company and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliates to the Company;
(25)cause the Member to maintain as official records all resolutions, agreements, and other instruments underlying or regarding the transactions contemplated by the Basic Documents;
(26)disclose, and cause the Member to disclose, in its financial statements the effects of all transactions between the Member and the Company in accordance with generally accepted accounting principles, and in a manner which makes it clear that (i) the Company is a separate legal entity, (ii) the assets of the Company (including the Transition Property transferred to the Company pursuant to the Sale Agreement) are not assets of any Affiliate and are not available to pay creditors of any Affiliate and (iii) neither the Member nor any other Affiliate is liable or responsible for the debts of the Company;
(27)treat and cause the Member to treat the transfer of the Transition Property from the Member to the Company as a sale under the Utilities Code;
(28)except as described herein with respect to tax purposes and financial reporting, describe and cause each Affiliate to describe the Company, and hold the Company out as a separate legal entity and not as a division or department of any Affiliate, and promptly correct any known misunderstanding regarding the Company’s identity separate from any Affiliate or any Person;
(29)so long as any of the System Restoration Bonds are outstanding, treat the System Restoration Bonds as debt for all purposes and specifically as debt of the Company, other than for financial reporting, state or federal regulatory or tax purposes;
(30)solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for purposes of state, local and other taxes, so long as any of the System Restoration Bonds are outstanding, treat the System Restoration Bonds as indebtedness of the Member secured by the System Restoration Bond Collateral unless otherwise required by appropriate taxing authorities;
(31)file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division or disregarded entity for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(32)maintain its valid existence in good standing under the laws of the State of Delaware and maintain its qualification to do business under the laws of such other jurisdictions as its operations require;
(33)not form, or cause to be formed, any subsidiaries;

(34)comply with all laws applicable to the transactions contemplated by this Agreement and the Basic Documents; and
(35)cause the Member to observe in all material respects all limited liability company procedures and formalities, if any, required by its constituent documents and the laws of its state of formation and all other appropriate jurisdictions.
Failure of the Company, or the Member or any Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Managers. In addition, none of the foregoing shall require the Member to make any additional capital contributions to the Company.
SECTION 1.0h Limitation on Certain Activities. Notwithstanding any other provisions of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Manager or any other Person on behalf of the Company, the Company, the Member, any Manager or any other Person on behalf of the Company, shall not:
(1)engage in any business or activity other than as set forth in Article I hereof;
(2)without the affirmative vote of its Member and the unanimous affirmative vote of all of the Managers, including each Independent Manager, file a voluntary petition for relief with respect to the Company under the Bankruptcy Code or similar law, consent to the institution of insolvency or bankruptcy proceedings against the Company or otherwise institute insolvency or bankruptcy proceedings with respect to the Company or take any limited liability company action in furtherance of any such filing or institution of a proceeding; provided however, that neither the Member nor any Manager may authorize the taking of any of the foregoing actions unless there is at least one Independent Manager then serving in such capacity;
(3)without the unanimous affirmative vote of all Managers, including each Independent Manager, and then only to the extent permitted by the Basic Documents, convert, merge or consolidate with any other Person or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other Person;
(4)take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal income taxes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Member;
(5)issue any system restoration bonds and/or transition bonds other than the System Restoration Bonds contemplated by the Basic Documents;
(6)incur any indebtedness or assume or guarantee any indebtedness of any Person (other than the indebtedness incurred under the Basic Documents); or
(7)to the fullest extent permitted by law, without the affirmative vote of its Member and the unanimous affirmative vote of all Managers, including each Independent Manager, execute any dissolution, liquidation, or winding up of the Company.
So long as any of the System Restoration Bonds are outstanding, the Company and the Member shall give written notice to each applicable Rating Agency of any action described in clauses (b),

(c) or (g) of this Section 1.08 which is taken by or on behalf of the Company with the required affirmative vote of the Member and the unanimous affirmative vote of all Managers, including each Independent Manager, as therein described.
SECTION 1.0i No State Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute a partnership (including a limited partnership) or joint venture, or the Member a partner or joint venturer of or with any Manager or the Company, for any purposes.
ARTICLE 2

CAPITAL
SECTION 1.0a Initial Capital. The initial capital of the Company shall be the sum of cash contributed to the Company by the Member in the amount set out opposite the name of the Member on Schedule A hereto, as amended from time to time and incorporated herein by this reference.
SECTION 1.0b Additional Capital Contributions. The assets of the Company are expected to generate a return sufficient to satisfy all obligations of the Company under this Agreement and the Basic Documents and any other obligations of the Company. It is expected that no capital contributions to the Company will be necessary after the purchase of the Transition Property. On or prior to the date of issuance of the System Restoration Bonds, the Member shall make an additional contribution to the Company in an amount equal to at least 0.50% of the initial principal amount of the System Restoration Bonds or such greater amount as agreed to by the Member in connection with the issuance by the Company of the System Restoration Bonds which amount the Company shall deposit into the Capital Subaccount established by the Indenture Trustee as provided under Section 8.02 of the Indenture. No capital contribution by the Member to the Company will be made for the purpose of mitigating losses on Transition Property that has previously been transferred to the Company, and all capital contributions shall be made in accordance with all applicable limited liability company procedures and requirements, including proper record keeping by the Member and the Company. Each capital contribution will be acknowledged by a written receipt signed by any one of the Managers. The Managers acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, such additional contribution will be managed by an investment manager selected by the Indenture Trustee who shall invest such amounts only in Eligible Investments, and all income earned thereon shall be allocated or paid by the Indenture Trustee in accordance with the provisions of the Indenture.
SECTION 1.0c Capital Account. A Capital Account shall be established and maintained for the Member on the Company’s books (the “Capital Account”).
SECTION 1.0d Interest. Except as provided herein, in the Financing Order, the Basic Documents or by law, no interest shall be paid or credited to the Member on its Capital Account or upon any undistributed profits left on deposit with the Company. Except as provided herein, in the Financing Order, in the Basic Documents or by law, the Member shall have no right to demand or receive the return of its Capital Contribution.
ARTICLE 3

ALLOCATIONS; BOOKS
SECTION 1.0a Allocations of Income and Loss.

(i)     Book Allocations. The net income and net loss of the Company shall be allocated entirely to the Member.
(ii)     Tax Allocations. Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member. To the extent not so permitted, all items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Member as permitted by applicable tax law, and the Member shall pay (or indemnify the Company, the Indenture Trustee and each of their officers, managers, employees or agents for, and defend and hold harmless each such person from and against its payment of) any taxes levied or assessed upon all or any part of the Company’s property or assets based on existing law as of the date hereof, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes (but excluding any taxes imposed as a result of a failure of such person to properly withhold or remit taxes imposed with respect to payments on any System Restoration Bond). The Indenture Trustee (on behalf of the Secured Parties) shall be a third party beneficiary of the Member’s obligations set forth in this Section 3.01, it being understood that Bondholders shall be entitled to enforce their rights against the Member under this Section 3.01 solely through a cause of action brought for their benefit by the Indenture Trustee.
SECTION 1.0b Company to be Disregarded for Tax Purposes. The Company shall comply with the applicable provisions of the Code and the applicable Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal income tax purposes, as a disregarded entity that is not separate from the Member pursuant to Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Article IX hereof and shall take all actions, and shall refrain from taking any action, required by the Code or Treasury Regulations thereunder in order to maintain such status of the Company. In addition, for federal income tax purposes, the Company may not claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the System Restoration Bonds (other than amounts properly withheld from such payments under the Code or other tax laws) or assert any claim against any present or former Bondholder by reason of the payment of the taxes levied or assessed upon any part of the System Restoration Bond Collateral.
SECTION 1.0c Books of Account. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles, using the fiscal year and taxable year of the Member. In addition, the Company shall keep all records required to be kept pursuant to the LLC Act.
SECTION 1.0d Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member, and its duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.
SECTION 1.0e Annual Tax Information. The Managers shall cause the Company to deliver to the Member all information necessary for the preparation of the Member’s federal income tax return.

SECTION 1.0f Internal Revenue Service Communications. The Member shall communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Member and the Company.
ARTICLE 4

MEMBER
SECTION 1.0a Powers. Subject to the provisions of this Agreement (including without limitation, Sections 1.07 and 1.08) and the LLC Act, all powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be controlled by, the Member pursuant to Section 4.04. The Member may delegate any or all such powers to the Managers. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Member shall have the following powers:
(i)     To select and remove the Managers and all officers and agents of the Company, prescribe such powers and duties for them as may be consistent with the LLC Act and other applicable law and this Agreement, fix their compensation, and require from them security for faithful service; provided that, except as provided in Section 7.06, at all times during which any System Restoration Bonds are outstanding and the Indenture remains in full force and effect (and otherwise in accordance with the Indenture), the Company shall have at least one Independent Manager. Prior to the issuance of any System Restoration Bonds, the Member shall appoint at least one Independent Manager. An “Independent Manager” means an individual who (1) has prior experience as an independent director, independent manager or independent member, (2) is employed by Wilmington Trust Company, Wilmington Trust SP Services, Inc., or any other nationally-recognized company that provides professional Independent Managers and other corporate services in the ordinary course of its business, (3) is duly appointed as an Independent Manager and (4) is not and has not been for at least five years from the date of his or her or its appointment, and will not while serving as Independent Manager, be any of the following:
(a)a member, partner, equityholder, manager, director, officer or employee of the Company or any of its equityholders or Affiliates (other than as an independent director, independent manager or special member of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity); provided, that the indirect or beneficial ownership of stock of the Member or its Affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Manager;
(b)a creditor, supplier or service provider (including provider of professional services) to the Company, the Member or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Company, the Member or any of its Affiliates in the ordinary course of its business);
(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with the Company shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such individual earns from serving as an independent manager or independent director of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Special Purpose Provisions of this LLC Agreement.
The Company shall pay any Independent Manager annual fees totaling not more than $5,000 per year (the “Independent Manager Fee”). Such fees shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense subject to the limitations on such expenses set forth in the Financing Order. Each Manager, including each Independent Manager, is hereby deemed to be a “manager” within the meaning of Section 18-101(12) of the LLC Act.
Promptly following any resignation or replacement of any Independent Manager, the Member shall give written notice to each applicable Rating Agency and to the Indenture Trustee of any such resignation or replacement.
(ii)     Subject to Sections 1.07 and 1.08 and Article VII hereof, to conduct, manage and control the affairs and business of the Company, and to make such rules and regulations therefor consistent with the LLC Act and other applicable law and this Agreement.
(iii)     To change the registered agent and office of the Company in Delaware from one location to another; to fix and locate from time to time one or more other offices of the Company; and to designate any place within or without the State of Delaware for the conduct of the business of the Company.
SECTION 1.0b Compensation of Member. To the extent permitted by applicable law, the Company shall have authority to reimburse the Member for out-of-pocket expenses incurred by the Member in connection with its service to the Company. It is understood that the compensation paid to the Member under the provisions of Section 4.01 shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense subject to the limitations on such expenses set forth in the Financing Order.
SECTION 1.0c Other Ventures. Notwithstanding any duties (including fiduciary duties) otherwise existing at law or in equity, it is expressly agreed that the Member, the Managers and any Affiliates, officers, directors, managers, stockholders, partners or employees of the Member, may engage in other business ventures of any nature and description, whether or not in competition with the Company, independently or with others, and the Company shall not have any rights in and to any independent venture or activity or the income or profits derived therefrom.

SECTION 1.0d Actions by the Member. All actions of the Member may be taken by written resolution of the Member which shall be signed on behalf of the Member by an authorized officer of the Member and filed with the records of the Company.
ARTICLE 5

OFFICERS
SECTION 1.0a Designation; Term; Qualifications.
(i)     Officers. The Managers may, from time to time, designate one or more Persons to be officers of the Company. Any officer so designated shall have such title and authority and perform such duties as the Managers may, from time to time, delegate to them. Each officer shall hold office for the term for which such officer is designated and until its successor shall be duly designated and shall qualify or until its death, resignation or removal as provided in this Agreement. Any Person may hold any number of offices. No officer need be a Manager, the Member, a Delaware resident, or a United States citizen. The Member hereby appoints the Persons identified on Schedule C to be the officers of the Company.
(ii)     President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Managers, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect. The President or any other officer authorized by the President or the Managers may execute all contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 1.08; and (ii) where signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.
(iii)     Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managers may from time to time prescribe.
(iv)     Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Managers and record all the proceedings of the meetings of the Company and of the Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managers (or if there be no such determination, then in order of their designation), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.
(v)     Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. The Treasurer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and to the Managers, at its regular meetings or when the Managers so require, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Managers (or if there be no such determination, then in the order of their designation), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.
(vi)     Chief Accounting Officer. The Chief Accounting Officer shall be responsible for overseeing all aspects of the Company’s accounting and reporting functions.
(vii)     Tax Officer. One or more Tax Officers shall have the authority to communicate with the Internal Revenue Service and with state and local tax authorities, may sign tax returns, shall pay or cause to be paid taxes and shall have the authority to settle tax liabilities in the name or on behalf of the Company.
(viii)     Officers as Agents. The officers of the Company, to the extent their powers as set forth in this Agreement or otherwise vested in them by action of the Managers are not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 1.08, the actions of the officers taken in accordance with such powers shall bind the Company.
(ix)     Duties of Managers and Officers. Except to the extent otherwise provided herein, each Manager (other than each Independent Manager) and officer of the Company shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.
SECTION 1.0b Removal and Resignation. Any officer of the Company may be removed as such, with or without cause, by the Managers at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Managers.
SECTION 1.0c Vacancies. Any vacancy occurring in any office of the Company may be filled by the Managers.
SECTION 1.0d Compensation. The compensation, if any, of the officers of the Company shall be fixed from time to time by the Managers. Such compensation shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense subject to the limitations on such expenses set forth in the Financing Order.
ARTICLE 6

MEMBERSHIP INTEREST
SECTION 1.0a General. “Membership Interest” means the limited liability company interest of the Member in the Company. The Membership Interest constitutes personal property and, subject to Section 6.06, shall be freely transferable and assignable in whole but not in part upon registration of such transfer and assignment on the books of the Company in accordance with the procedures established for such purpose by the Managers of the Company.

SECTION 1.0b Distributions. The Member shall be entitled to receive, out of the assets of the Company legally available therefor, distributions payable in cash in such amounts, if any, as the Managers shall declare. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the LLC Act or any other applicable law or any Basic Document.
SECTION 1.0c Rights on Liquidation, Dissolution or Winding Up.
(i)     In the event of any liquidation, dissolution or winding up of the Company, the Member shall be entitled to all remaining assets of the Company available for distribution to the Member after satisfaction (whether by payment or reasonable provision for payment) of all liabilities, debts and obligations of the Company.
(ii)     Neither the sale of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with another Person or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 6.03.
SECTION 1.0d Redemption. The Membership Interest shall not be redeemable.
SECTION 1.0e Voting Rights. Subject to the terms of this Agreement, the Member shall have the sole right to vote on all matters as to which members of a limited liability company shall be entitled to vote pursuant to the LLC Act and other applicable law.
SECTION 1.0f Transfer of Membership Interests.
(i)     The Member may transfer its Membership Interest, in whole but not in part, but the transferee shall not be admitted as a Member except in accordance with Section 6.07. Until the transferee is admitted as a Member, the Member shall continue to be the sole member of the Company (subject to Section 1.02) and to be entitled to exercise any rights or powers of a Member of the Company with respect to the Membership Interest transferred.
(ii)     To the fullest extent permitted by law, any purported transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the transfer contemplated thereby. Notwithstanding anything contained herein to the contrary and to the fullest extent permitted by law, the Member may not transfer any Membership Interest in violation of any provision of this Agreement or in violation of any applicable federal or state securities laws.
SECTION 1.0g Admission of Transferee as Member.
(i)     A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement and, except as permitted by paragraph (b) below, shall not be admitted without unanimous affirmative vote of the Managers (excluding the Independent Manager(s)). Upon admission of the transferee as a Member, the transferee shall have the rights, powers and duties and shall be subject to the restrictions and liabilities of the Member under this Agreement and the LLC Act. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make capital contributions to the Company, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement. Except as set forth in paragraph (b) below, whether or not the transferee of a Membership Interest is admitted to the Company as a Member, the Member transferring the Membership Interest is not released from any liability to the Company under this Agreement or the LLC Act.
(ii)     The approval of the Managers, including each Independent Manager, shall not be required for the transfer of the Membership Interest from the Member to any successor pursuant to the Sale Agreement or the admission of such Person as a Member. Once the transferee of a Membership Interest pursuant to this paragraph (b) is admitted to the Company as a Member, the prior Member shall cease to be a member of the Company and shall be released from any liability to the Company under this Agreement and the LLC Act to the fullest extent permitted by law.
ARTICLE 7

MANAGERS
SECTION 1.0a Managers.
(i)     Subject to Sections 1.08 and 1.09, the business and affairs of the Company shall be managed by or under the direction of two or more Managers designated by the Member. Subject to the terms of this Agreement, the Member may determine at any time in its sole and absolute discretion the number of Managers. Subject in all cases to the terms of this Agreement, the authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers; provided, that, except as provided in Section 7.06, at all times the Company shall have at least one Independent Manager. The initial number of Managers shall be two, and, upon the appointment of the Independent Manager, three. Each Manager designated by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall execute and deliver the Management Agreement in the form attached hereto as Exhibit A. Managers need not be a Member. The initial Managers designated by the Member are listed on Schedule B hereto.
(ii)     Each Manager shall be designated by the Member and shall hold office for the term for which designated and until a successor has been designated.
(iii)     The Managers shall be obliged to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. Except as otherwise provided in Section 7.02 with respect to an Independent Manager, a Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances.
(iv)     Except as otherwise provided in this Agreement, the Managers shall act by the affirmative vote of a majority of the Managers. Each Manager shall have the authority to sign duly authorized agreements and other instruments on behalf of the Company without the joinder of any other Manager.
(v)     Subject to the terms of this Agreement, any action may be taken by the Managers without a meeting and without prior notice if authorized by the written consent of a majority of the Managers (or such greater number as is required by this Agreement), which written consent shall be filed with the records of the Company.
(vi)     Every Manager is an agent of the Company for the purpose of its business, and the act of every Manager, including the execution in the Company name of any instrument for carrying on the business of the Company, binds the Company, unless such act is in contravention of this Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the Person with whom he or she is dealing has knowledge of the fact that he or she has no such authority.
(vii)     To the extent permitted by law, the Managers shall not be personally liable for the Company’s debts, obligations or liabilities.
SECTION 1.0b Powers of the Managers. Subject to the terms of this Agreement, the Managers shall have the right and authority to take all actions which the Managers deem incidental, necessary, suitable or convenient for the day-to-day management and conduct of the Company’s business. Except to the extent expressly provided otherwise herein, the Independent Manager shall have no obligation to perform any action hereunder.
No Independent Manager may delegate its duties, authorities or responsibilities hereunder. If any Independent Manager resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action.
To the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 1.08(b), Section 1.08(c) and Section 1.08(g). Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (a) all other interests of the Member, (b) the interests of other Affiliates of the Company, and (c) the interests of any group of Affiliates of which the Company is a part), each Independent Manager shall not have any fiduciary duties to the Member, any Manager or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the LLC Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager acted in bad faith or engaged in willful misconduct.
No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.
Subject to the terms of this Agreement, the Managers may exercise all powers of the Company and do all such lawful acts and things as are not prohibited by the LLC Act, other applicable law or this Agreement directed or required to be exercised or done by the Member. All duly authorized instruments, contracts, agreements and documents providing for the acquisition or disposition of property of the Company shall be valid and binding on the Company if executed by one or more of the Managers.
Notwithstanding the terms of Section 7.01, 7.07 or 7.09 or any provision of this Agreement to the contrary, (x) no meeting or vote with respect to any action described in clauses (b), (c) or (g) of Section 1.08 or any amendment to any of the Special Purpose Provisions shall be conducted unless each Independent Manager is present and (y) neither the Company nor the Member, any Manager or any officer on behalf of the Company shall (i) take any action described in clauses (b), (c) or (g) of Section 1.08 unless each Independent Manager has consented thereto or (ii) adopt any amendment to any of the Special Purpose Provisions unless each Independent Manager has consented thereto. The vote or consent of an Independent

Manager with respect to any such action or amendment shall not be dictated by the Member or any other Manager or officer of the Company.
SECTION 1.0c Compensation. To the extent permitted by applicable law, the Company may reimburse any Manager, directly or indirectly, for out-of-pocket expenses incurred by such Manager in connection with its services rendered to the Company. Such compensation shall be determined by the Managers without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense subject to the limitations on such expenses set forth in the Financing Order.
SECTION 1.0d Removal of Managers.
(i)     Subject to Section 4.01, the Member may remove any (i) Manager (other than an Independent Manager) with or without cause at any time, and (ii) Independent Manager with Cause at any time. For purposes of this Section 7.04(a), “Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of, or willful misconduct, bad faith or gross negligence with respect to, such Independent Manager’s duties under or in connection with this LLC Agreement, (ii) that such Independent Manager has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager has breached its fiduciary duties of loyalty or care as and to the extent of such duties in accordance with the terms of the Company’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Manager or a material change to such Independent Manager’s terms of service, (v) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability, incapacity or other cause, or (vi) such Independent Manager no longer meets the criteria specified in the definition of Independent Manager.
(ii)     Subject to Sections 4.01 and 7.05, any removal of a Manager shall become effective on such date as may be specified by the Member and in a notice delivered to any remaining Managers or the Manager designated to replace the removed Manager (except that it shall not be effective on a date earlier than the date such notice is delivered to the remaining or newly-elected Manager). Should a Manager be removed who is also the Member, the Member shall continue to participate in the Company as the Member and receive its share of the Company’s income, gains, losses, deductions and credits pursuant to this Agreement.
SECTION 1.0e Resignation of Manager. A Manager other than an Independent Manager may resign as a Manager at any time by thirty (30) days’ prior notice to the Member. An Independent Manager may not withdraw or resign as a Manager of the Company without the consent of the Member. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this Agreement.
SECTION 1.0f Vacancies. Subject to Section 4.01, any vacancies among the Managers may be filled by the Member. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed or replaced unless the Company provides the Indenture Trustee with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Manager, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement.
SECTION 1.0g Meetings of the Managers. The Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Managers may be held without notice at such time and at such place as shall from time to time be determined by the Managers. Special meetings of the Managers may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, email or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.
SECTION 1.0h Electronic Communications. Managers, or any committee designated by the Managers, may participate in meetings of the Managers, or any committee, by means of telephone or video conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
SECTION 1.0i Committees of Managers.
(1)The Managers may, by resolution passed by a majority of the Managers, designate one or more committees, each committee to consist of one or more of the Managers. The Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
(2)In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.
(3)Any such committee, to the extent provided in the resolution of the Managers, shall have and may exercise all the powers and authority of the Managers in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Managers. Each committee shall keep regular minutes of its meetings and report the same to the Managers when required.
SECTION 1.j Limitations on Independent Manager(s). All rights, powers and authority of each Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.
ARTICLE 8

EXPENSES
SECTION 1.0a Expenses. Except as otherwise provided in this Agreement or the Basic Documents, the Company shall be responsible for all expenses and the allocation thereof including without limitation:
(i)     all expenses incurred by the Member or its Affiliates in organizing the Company;

(ii)     all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this Agreement;
(iii)     all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;
(iv)     all expenses for indemnity or contribution payable by the Company to any Person;
(v)     all expenses incurred in connection with the collection of amounts due to the Company from any Person;
(vi)     all expenses incurred in connection with the preparation of amendments to this Agreement;
(vii)     all expenses incurred in connection with the liquidation, dissolution and winding up of the Company; and
(viii)     all expenses otherwise allocated in good faith to the Company by the Managers.
ARTICLE 9

PERPETUAL EXISTENCE; DISSOLUTION, LIQUIDATION AND WINDING-UP
SECTION 1.0a Existence.
(i)     The Company shall have a perpetual existence. So long as any of the System Restoration Bonds shall remain Outstanding, to the fullest extent permitted by law, the Member shall not be entitled to consent to the dissolution of the Company.
(ii)     Notwithstanding any provision of this Agreement, the Bankruptcy of the Member or Special Member will not cause such Member or Special Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution. For purposes of this Section 9.01(b), “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set for in Sections 18-101(1) and 18-304 of the LLC Act. Upon

the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than a continuation of the Company without dissolution upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.06 and 6.07), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.
SECTION 1.0b Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the earliest of the following events:
(1)subject to Section 1.07, the election to dissolve the Company made in writing by the Member and each Manager, including each Independent Manager, as permitted under the Basic Documents and after the discharge in full of the System Restoration Bonds;
(2)the termination of the legal existence of the last remaining member of the Company or the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company unless the business of the Company is continued without dissolution in a manner permitted by the LLC Act or this Agreement; or
(3)the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the LLC Act.
SECTION 1.0c Accounting. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting shall be made of the Capital Account of the Member and of the net income or net loss of the Company from the date of the last previous accounting to the date of dissolution.
SECTION 1.0d Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 9.02 and the completion of the winding up of the Company, the Person winding up the business and affairs of the Company, as an authorized Person, shall cause to be executed a Certificate of Cancellation of the Certificate of Formation and file the Certificate of Cancellation of the Certificate of Formation as required by the LLC Act.
SECTION 1.0e Winding Up. Upon the occurrence of any event specified in Section 9.02, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Member, or if there is no Member, the Managers, shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.06.
SECTION 1.0f Order of Payment of Liabilities Upon Dissolution. After determining that all debts and liabilities of the Company, including all contingent, conditional or unmatured liabilities of the Company, in the process of winding-up, including, without limitation, debts and liabilities to the Member in the event it is a creditor of the Company to the extent otherwise permitted by law, have been paid or adequately provided for, the remaining assets shall be distributed in cash or in kind to the Member.
SECTION 1.0g Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, the Member shall only be entitled to look solely to the assets of Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of net income (upon dissolution or otherwise) against any Manager.
SECTION 1.0h Limitation on Liability. Except as otherwise provided by the LLC Act and except as otherwise characterized for tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager.
ARTICLE 10

INDEMNIFICATION
SECTION 1.0a Indemnity. Subject to the provisions of Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct.
SECTION 1.0b Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct. Indemnification may not be made for any claim, issue or matter as to which such

Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
SECTION 1.0c Indemnity If Successful. To the fullest extent permitted by law, the Company shall indemnify any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including reasonable attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02 or in defense of any claim, issue or matter therein, to the extent that such Person has been successful on the merits.
SECTION 1.0d Expenses. Any indemnification under Sections 10.01 and 10.02, as well as the advance payment of expenses permitted under Section 10.05 unless ordered by a court or advanced pursuant to Section 10.05 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, controlling Person, legal representative or agent is proper in the circumstances. The determination must be made:
(i)     by the Member if the Member was not a party to the act, suit or proceeding; or
(ii)     if the Member was a party to the act, suit or proceeding by independent legal counsel in a written opinion.
SECTION 1.0e Advance Payment of Expenses. The expenses of each Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Company. The provisions of this Section 10.05 shall not affect any rights to advancement of expenses to which personnel other than the Member or the Managers (other than any Independent Manager) may be entitled under any contract or otherwise by law.
SECTION 1.0f Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X:
(i)     does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, decision of the Member or otherwise, for either an action of any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification and advancement, unless ordered by a court pursuant to Section 10.05 above, may not be made to or on behalf of such Person if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and
(ii)     continues for a Person who has ceased to be a Member, Manager, officer, legal representative or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.
ARTICLE 11

MISCELLANEOUS PROVISIONS
SECTION 1.0a No Bankruptcy Petition; Dissolution.
(i)     To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of the System Restoration Bonds and any other amounts owed under the Indenture, it will not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 11.01 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this Agreement. This Section 11.01 is not intended to apply to the filing of a voluntary bankruptcy petition on behalf of the Company which is governed by Sections 1.08 and 1.09 of this Agreement.
(ii)     To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, until the termination of the Indenture and the payment in full of the System Restoration Bonds and any other amounts owed under the Indenture, the Member, such Special Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the Act or otherwise.
(iii)     In the event that the Member, any Special Member or any Manager takes action in violation of this Section 11.01, the Company agrees that it shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Special Member or Manager, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.
(iv)     The provisions of this Section 11.01 shall survive the termination of this Agreement and the resignation, withdrawal or removal of the Member, any Special Member or any Manager. Nothing herein contained shall preclude participation by the Member, any Special Member or a Manager in assertion or defense of its claims in any such proceeding involving the Company.
SECTION 1.0b Amendments.
(i)     The power to alter, amend or repeal this Agreement shall be only on the consent of the Member, provided, that:

(a)the Company shall not alter, amend or repeal any provision of Sections 1.02(b) and (c), 1.05, 1.07, 1.08, 3.01(b), 3.02, 6.06, 6.07, 7.02, 7.05, 7.06, 9.01, 9.02, 11.02 and 11.07 of this Agreement or the definition of an Independent Manager contained herein or the requirement that at all times the Company have at least one Independent Manager (collectively, the “Special Purpose Provisions”) without, in each case, the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of each Independent Manager;
(b)the Company may amend Sections 4.01 (with respect to the Independent Manager Fee described in subsection (a)), 4.02, 5.04, and 7.03 of this Agreement, provided that if the contemplated amendment may in the judgment of the PUCT increase ongoing Qualified Costs, the Company must obtain the consent of the PUCT pursuant to Section 11.03; and
(c)so long as any of the System Restoration Bonds are outstanding, the Company and the Member shall give written notice to each applicable Rating Agency and to the Indenture Trustee of any amendment to this Agreement, and the effectiveness of any amendment of the Special Purpose Provisions shall be subject to the Rating Agency Condition (other than an amendment which is: (x) necessary to cure any ambiguity; or (y) to correct or supplement any such provision in a manner consistent with the intent of this Agreement).
(ii)     The Company’s power to alter or amend the Certificate of Formation shall be vested in the Member. Upon obtaining the approval of any amendment, supplement or restatement as to the Certificate of Formation, the Member on behalf of the Company shall cause a Certificate of Amendment or Amended and Restated Certificate of Formation to be prepared, executed and filed in accordance with the LLC Act.
(iii)     Notwithstanding anything to the contrary contained in this Agreement (other than Section 11.03 but including this Section 11.02(a) and (b)), unless any System Restoration Bonds are outstanding, the Member may, without the need for any consent or action of, or notice to, any other Person, including any Manager, any officer, the Indenture Trustee or any Rating Agency, alter, amend or repeal this Agreement in any manner.
SECTION 1.0c PUCT Condition. Notwithstanding anything to the contrary in Section 11.02, no amendment or modification of Sections 4.01 (with respect to the Independent Manager Fee described in subsection (a)), 4.02, 5.04, and 7.03 of this Agreement shall be effective unless the process set forth in this Section 11.03 has been followed.
(i)     At least thirty-one (31) days prior to the effectiveness of any such amendment or modification and after obtaining the other necessary approvals set forth in Section 11.02 above, the Member shall have delivered to the PUCT’s executive director and general counsel written notification of any proposed amendment or modification, which notification shall contain:
(a)a reference to Docket No. 52302;
(b)an Officer’s Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

(c)a statement identifying the person to whom the PUCT or its staff is to address any response to the proposed amendment or modification or to request additional time.
(1)The PUCT or its staff shall, within thirty (30) days of receiving the notification complying with Section 11.03(a) above, either:
(a) provide notice of its determination that the proposed amendment or modification will not under any circumstances have the effect of increasing the ongoing Qualified Costs related to the System Restoration Bonds,
(b)provide notice of its consent or lack of consent to the person specified in Section 11.03(a)(iii) above, or
(c)be conclusively deemed to have consented to the proposed amendment or modification, unless, within thirty (30) days of receiving the notification complying with Section 11.03(a) above, the PUCT or its staff delivers to the office of the person specified in Section 11.03(a)(iii) above a written statement requesting an additional amount of time not to exceed thirty (30) days in which to consider whether to consent to the proposed amendment or modification. If the PUCT or its staff requests an extension of time in the manner set forth in the preceding sentence, then the PUCT shall either provide notice of its consent or lack of consent or notice of its determination that the proposed amendment or modification will not under any circumstances increase ongoing qualified costs to the person specified in Section 11.03(a)(iii) above no later than the last day of such extension of time or be conclusively deemed to have consented to the proposed amendment or modification on the last day of such extension of time. Any amendment or modification requiring the consent of the PUCT shall become effective on the later of (i) the date proposed by the parties to such amendment or modification and (ii) the first day after the expiration of the thirty (30)-day period provided for in this Section 11.03(b), or, if such period has been extended pursuant hereto, the first day after the expiration of such period as so extended.
(2)Following the delivery of a notice to the PUCT by the Member under Section 11.03(a) above, the Member shall have the right at any time to withdraw from the PUCT further consideration of any notification of a proposed amendment. Such withdrawal shall be evidenced by the prompt written notice thereof by the Member to the PUCT, the Indenture Trustee, the Independent Managers and the Servicer.
SECTION 1.0d Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
SECTION 1.0e Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
SECTION 1.0f Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 1.0g Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Member, and its permitted successors and assigns.
SECTION 1.0h Enforcement by each Independent Manager. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by each Independent Manager in accordance with its terms.
SECTION 1.0i Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to this Agreement.
SECTION 1.j Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
SECTION 1.k Benefits of Agreement; No Third-Party Rights. Except for the Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than the Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.
SECTION 1.l Effectiveness. This Agreement shall be effective as of the date first set forth above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is hereby executed by the undersigned as the sole Member of the Company and is effective as of the date first written above.

SOLE MEMBER:

ENTERGY TEXAS, INC.

By: /s/ Steven C. McNeal
    Name:    Steven C. McNeal
    Title:    Vice President and Treasurer

ACKNOWLEDGED AND AGREED:

/s/ Thomas Strauss
Thomas Strauss, as Independent Manager

Signature Page to
Limited Liability Company Agreement of
Entergy Texas Restoration Funding II, LLC

SCHEDULE A
SCHEDULE OF CAPITAL CONTRIBUTIONS OF MEMBER

MEMBER’S NAME	CAPITAL CONTRIBUTION	MEMBERSHIP INTEREST PERCENTAGE	CAPITAL ACCOUNT
Entergy Texas, Inc.	$100	100%	$100
    SCHEDULE A-1

SCHEDULE B
INITIAL MANAGERS
Eddie D. Peebles, Manager
Steven C. McNeal, Manager
Thomas Strauss, Independent Manager
    SCHEDULE B-1

SCHEDULE C
INITIAL OFFICERS

Name	Office
Eddie D. Peebles	President and Chief Executive Officer
Steven C. McNeal	Vice President and Treasurer
Dawn A. Balash	Secretary
Mark A. Keppler	Tax Officer
    SCHEDULE C-1

EXHIBIT A
MANAGEMENT AGREEMENT
March 11, 2022
Entergy Texas Restoration Funding II, LLC
Capital Center
919 Congress Avenue, Suite 840-C
Austin, Texas 78701

Re:     Management Agreement —Entergy Texas Restoration Funding II, LLC
Ladies and Gentlemen:
For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of Entergy Texas Restoration Funding II, LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 11, 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), hereby agree as follows:
1.     Each of the undersigned accepts such Person’s rights and authority as a Manager or, with respect to Thomas M. Strauss, as an Independent Manager under the LLC Agreement and agrees to perform and discharge such Person’s respective duties and obligations as a Manager or, with respect to Thomas M. Strauss, as an Independent Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager or Independent Manager, respectively, is designated or until such Person’s resignation or removal as a Manager or Independent Manager in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.
2.     Until a year and one day has passed since the date that the last obligation under the Basic Documents was paid, to the fullest extent permitted by law, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.
3.     THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.
    EXHIBIT A-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Eddie D. Peebles, as a Manager

Steven C. McNeal, as a Manager

Thomas Strauss, as an Independent Manager

    EXHIBIT A-2